Exhibit 1.01

Conflict Minerals Report of Rudolph Technologies, Inc.
in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of Rudolph Technologies, Inc. (“Rudolph”, the “Company,” “we,” “us,” or “our”) for the year ended December 31, 2013 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants when any conflict minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten(“Conflict Minerals”) for the purposes of this assessment.
If after conducting a reasonable country of origin inquiry (“RCOI”) as required by SEC rules, a registrant has reason to believe that any of the Conflict Minerals in its supply chain may have originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), or if it is unable to determine the country of origin of those Conflict Minerals, then the registrant must exercise due diligence with respect to the source and chain of custody of the Conflict Minerals. The registrant must annually submit a Conflict Minerals Report (“CMR”) to the SEC, as and when required, that, among other items, includes a description of those due diligence measures.
The report presented herein is not audited, as the Company has concluded that its products are “DRC conflict undeterminable” for 2013, and therefore under the Rule, the CMR is not subject to an independent private sector audit. A copy of this report as well as our Conflict Minerals Policy are publicly available on our website at http://www.rudolphtech.com/conflict-mineral-policy.

1. Company Overview
This report has been prepared by management of Rudolph. The information includes the activities of all majority-owned subsidiaries that are required to be consolidated.
Rudolph is a worldwide leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide.

2. Products Overview
Rudolph’s product lines are classified in the following categories: inspection systems, lithography systems, metrology systems and data analysis and review software.
Based upon Rudolph’s internal assessment, the data analysis and review software that we manufacture does not contain Conflict Minerals.
The Rule permits a registrant that acquires or otherwise obtains control over a company that manufactures or contracts to manufacture products with Conflict Minerals necessary to the functionality or production of those products that previously had not been obligated to provide a specialized disclosure report for those minerals to report on the acquired company’s products beginning with the first reporting calendar year that begins no sooner than eight months after the effective date of the acquisition. Rudolph’s entrance into the lithography business occurred with its acquisition of Azores Corporation in December 2012. As such, Rudolph’s lithography business was not considered for this assessment.
Accordingly, for purposes of this report, only Rudolph’s inspection and metrology systems were considered, as these products were found to contain tin, tantalum, tungsten or gold (“3TG”).

3. Supply Chain Overview
In order to manage the scope of this task, we rely upon our suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us, including sources of 3TG that are supplied to them from sub-tier suppliers. With the adoption of our Conflict Minerals Policy, we sought to implement responsible sourcing practices with respect to Conflict Minerals. Our suppliers are expected to provide the 3TG sourcing information to us per our Conflict Minerals Policy.
We reached out to our suppliers to provide them with notice of the relevant, emerging SEC requirements and Rudolph’s due diligence expectations. In addition, Rudolph has performed comprehensive analysis of its product components, and the role that suppliers play throughout our manufacturing and product delivery processes. We defined the scope of our Conflict Minerals due diligence by identifying and reaching out to our current suppliers that provide components or engage in manufacturing activities that are likely to contain Conflict Minerals, and in particular 3TG. We adopted the standard Conflict Minerals reporting templates established by the Conflict-Free Sourcing Initiative (“CFSI”) and launched our Conflict Minerals due diligence communication survey to these suppliers, who are suppliers to our inspection and metrology system manufacturing in 2013.

4. Reasonable Country of Origin Inquiry
We conducted an analysis of our products and found that 3TG can be found in Rudolph’s inspection and and metrology systems. Despite having conducted a good faith RCOI, we were unable to determine with absolute assurance the origin of the 3TG in our products based on responses to our Template, as defined in Section 9.1 below, that we received from our suppliers through February 28, 2014. Therefore, we cannot exclude the possibility that some of the Conflict Minerals may have originated in the Covered Countries and, as a result, we have concluded that our supply chain remains “DRC conflict undeterminable” as defined in Item 1.01(d)(5) of Form SD. It will take time for many of our suppliers to verify the origin of all of the Conflict Minerals. Using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard CFSI/Conflict Free Smelter (“CFS”) program, and continuing our outreach efforts, we will seek to further develop transparency into our supply chain.

5. Due Diligence Program
5.1. Due Diligence Process
5.1.1. Design of Our Due Diligence and Description of the Due Diligence Process
Our due diligence processes and efforts have been developed in conjunction with the 2nd edition of The Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related supplements for 3TG materials. Rudolph designed its due diligence process, management and measures to conform in all material respects with the framework OECD Guidance.
Our conflict minerals due diligence process includes: the development of a Conflict Minerals Policy; establishment of governance structures with cross functional team members and senior executives; communication to, and engagement of, suppliers; and due diligence compliance process and measurement, record keeping and escalation procedures. We periodically report to the Audit Committee of the Board of Directors with respect to our due diligence process and compliance obligations under the Rule.
5.1.2. Conflict Minerals Policy
Rudolph has adopted a Company policy which is publicly available on its website at http://www.rudolphtech.com/conflict-mineral-policy. As part of our policy, we have voluntarily adopted the Electronic Industry Citizenship Coalition (“EICC”) Code of Conduct, and we require our next tier suppliers to acknowledge and implement this code.

5.1.3. Internal Team
Rudolph has established a management system for complying with the applicable rules. Our management system includes the development of a Conflict Minerals Rule Compliance team of subject matter experts from relevant functions such as, purchasing, quality assurance, manufacturing and finance. This team is responsible for implementing Rudolph’s conflict minerals compliance strategy. The team is sponsored by Senior management including the Chief Financial Officer, Vice President and General Manager of the Inspection Business Unit, Vice President of Manufacturing Operations, Director of Finance and Accounting and Director of Manufacturing Engineering. The compliance project sponsors are briefed about the results of our due diligence efforts on a regular basis where they provide guidance and oversight.
    5.1.4. Supplier Engagement
With respect to the OECD requirement to strengthen engagement with suppliers, we have conducted outreach to our suppliers to inform them of the Rule and our Conflict Mineral Policy. We have included a link to our Conflict Minerals Policy in the standard language on our purchase orders. We archive the received supplier responses to our RCOI. Feedback from this process is used in future design of our Rule compliance program.
5.1.5. Escalation Procedure
We created follow-up processes (including e-mail communication) to identify and escalate any identified issues associated with non-responsive or problematic responses to our RCOI.
5.1.6. Maintain records
Rudolph has established a due diligence compliance process and which includes a documentation and record maintenance mechanism to ensure the retention of relevant documentation in a structured electronic database.
5.2. Steps to be taken to mitigate risk and maturing due diligence program
As we move towards developing our due diligence program, we intend to take the following steps designed to mitigate the risk that the necessary Conflict Minerals in our products could benefit armed groups in the Covered Countries:
•Enhance supplier communication, training and escalation process to improve due diligence data accuracy and completion.
•Continue to influence additional smelters to obtain CFS status through our supply chain, where possible.

6. Identify and assess risk in the supply chain
Because of our size, the breath and complexity of our products, and the constant evolution of our supply chain, it is difficult to identify actors downstream from our direct suppliers. We have identified 376 direct suppliers for our inspection and metrology systems. We have relied on these suppliers’ responses to provide us with information about the source of Conflict Minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

7. Design and Implement a Strategy to Respond to Risks
Rudolph will work with suppliers who are sourcing from non-Conflict Free Smelters, if any, to move towards using Conflict Free Smelters within a reasonable time frame. The time frame will be dependent on the criticality of the specific part and the availability of alternative suppliers.

8. Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
Rudolph does not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of these entities that are the source of 3TG in our supply chain. However, we do rely upon industry efforts (for example, efforts by the EICC and CFSI) to influence smelters and refineries to get audited and certified through CFSI’s CFS program.

9. Report on supply chain due diligence and Results
9.1. Due Diligence Process
We have taken the following measures to exercise due diligence on the source and chain of custody of Conflict Minerals. We conducted a survey of Rudolph’s active suppliers described above using the template developed jointly by the companies of EICC and The Global e-Sustainability Initiative (“GeSI”), known as the CFSI Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of Conflict Minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on CFSI’s website. The Template is being widely adopted by many companies in their due diligence processes related to Conflict Minerals.
9.2. Survey Responses
At the outset of our 2012/2013 RCOI, Rudolph elected to survey its entire known component and outsourced manufacturing supply chain (including original equipment manufacturers, original design manufacturers and contract manufacturers) suspected to contain 3TG. This survey population initially consisted of 474 suppliers who received the Template. As the process continued, Rudolph further narrowed down the supplier survey population to 376 suppliers for our inspection and metrology systems that were within the scope of RCOI.
9.3. Efforts to determine country of origin of mine or 3TG
Tracing materials back to their mine of origin is a complex aspect of responsible sourcing in our supply chain. By adopting the methodology outlined by the CFSI’s joint industry programs and outreach initiatives, and requirement that our suppliers conform with the same standards that meet the OECD guidelines, and report to us using the Template, we have determined that the information regarding smelters and refiners we gathered from our supply chain due diligence represents the most reasonable known mine of origin information available. Through this industry joint effort, we attempted to reasonably determine the mines or locations of origin of the 3TG in our supply chain. Rudolph also requested that all of its suppliers work to align their declared sources with the “Known” and “Conflict Free” lists of sourced metals. We were unable to determine with certainty the country of origin of mine or 3TG as a majority of the supplier respondents indicated that they were unsure of the origin of the conflict minerals that they supplied to us.
9.4. Efforts to identify smelters or refiners
Rudolph attempted to validate supplier responses by tracing the smelters listed on the Template responses back to information collected via independent conflict free smelter validation programs such as the CFS program. This program audits smelters and refineries to ensure that all certified smelters and refineries only use the ores that are conflict free from the DRC and covered countries. We were unable to identify with certainty all smelters and refiners as a majority of the supplier respondents indicated that they were unsure of the origin of the conflict minerals that they supplied to us.

10. Conclusion
After exercising due diligence as described above in this report, the Company has concluded that it is unable to determine whether or not such products qualify as DRC conflict free, and as a result, these products are “DRC conflict undeterminable” as defined in Item 1.01(d)(5) of Form SD. Going forward, as indicated above, we intend to take steps to improve our due diligence program and to mitigate risk that the necessary Conflict Minerals in our products could benefit armed groups in the Covered Countries.

Caution Concerning Forward-Looking Statements
Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” and “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.